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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated October 4, 2003, accompanying the consolidated balance sheet of Ironside Technologies, Inc. and Subsidiaries as of March 31, 2003, and the related consolidated statements of operations, mandatorily redeemable convertible preferred shares, shareholders' deficit and comprehensive loss and cash flows for the year then ended contained in Amendment No. 4 to Form S-1 in the Registration Statement and Prospectus of SSA Global Technologies, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
Chicago, Illinois
December 21, 2004

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  Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM